Exhibit 10.1

The use of “[***]” in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Vendor Supply Agreement

This Vendor Supply Agreement (the “Agreement”) is made and entered into as of the 9th day of June, 2016 (the “Effective Date”), between Sherwood Bedding Holding Company, LLC, a Florida limited liability company (“Bedding”), Sherwood West, LLC, a Delaware limited liability company (“West”), Sherwood Southeast, LLC, a Florida limited liability company (“Southeast”), Sherwood Southwest, LLC, a Florida limited liability company (“Southwest”), Sherwood Midwest, LLC, a Florida limited liability company (“Midwest”), and their future affiliated bedding manufacturing companies (Bedding, West, Southeast, Southwest, Midwest and their future affiliated bedding manufacturing companies are collectively referred to as “Sherwood”), and Mattress Firm, Inc., a Delaware corporation, and its current and future affiliated bedding retail companies (collectively, “Mattress Firm”).

WHEREAS, Sherwood is engaged in the business of manufacturing and wholesaling mattresses, foundations and bedding-related products and Mattress Firm is engaged in the retail sale of such products;

WHEREAS, West, Southeast and Southwest are currently manufacturing and selling mattresses and foundations to Mattress Firm pursuant to (1) that certain Vendor Supply Agreement dated October 1, 2013, between Southeast and Mattress Firm (as amended, the “Southeast Agreement”), (2) that certain Vendor Supply Agreement dated December 28, 2012, between Southwest and Mattress Firm (as amended, the “Southwest Agreement”), and (3) that certain Vendor Supply Agreement dated October 1, 2013, between West and Mattress Firm (as amended, the “West Agreement,” and, together with the Southeast Agreement and the Southwest Agreement, the “Existing Supply Agreements”);

WHEREAS, the parties desire to expand their business relationship and increase the volume of supply;

WHEREAS, in order to meet Mattress Firm’s needs, Sherwood will need to invest capital and add manufacturing space when necessary to meet the increased volume demands of Mattress Firm and Mattress Firm expects to provide Sherwood with a minimum volume of business sufficient to justify Sherwood’s capital investment(s); and

WHEREAS, in order to reflect the parties’ intentions, Mattress Firm and Sherwood desire to replace the Existing Supply Agreements and proceed pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Preamble and Recitals.  The preamble and recitals set forth above are hereby incorporated into and made a part of this Agreement.

2.              Term.

a.              The term of this Agreement shall commence on July 1, 2016 (the “Commencement Date”) and shall expire three (3) years thereafter (the “Term”), unless earlier terminated in accordance herewith (such date of expiration or, if any, earlier termination, the “Termination Date”).

The use of “[***]” in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

b.              For the avoidance of doubt, the parties shall continue to govern their relationship under the Existing Supply Agreements until the Commencement Date.

3.              Products.

a.              During the term of this Agreement, the parties shall collaborate in good faith on the design and development of mattresses, foundations and bedding-related products (collectively, the “Proprietary Products”).

b.              Sherwood shall manufacture any Proprietary Products for testing purposes in such quantities and at such times as may be reasonably requested by Mattress Firm.

c.               From time to time during the term of this Agreement, Mattress Firm may offer for retail sale one or more of the Proprietary Products or any other mattresses, foundations or bedding-related products manufactured by Sherwood (collectively, “Non-Proprietary Products,” and, together with the Proprietary Products, the “Products”).

d.              All orders by Mattress Firm for Proprietary Products shall include written manufacturing specifications, including minimum quality levels and substance criteria for component parts, for such Proprietary Products (the “Specifications”) or reference previously approved Specifications.

4.              Pricing.  The purchase price for each Product shall be set by Sherwood and communicated to Mattress Firm in writing; provided that the parties shall mutually agree on the initial price of any Proprietary Product.  Sherwood may adjust the prices of the Products from time to time upon sixty (60) days written notice to Mattress Firm.  Such price adjustments shall not be effective in respect of any pending Product orders and shall not apply to any Proprietary Product until Mattress Firm consents to such price adjustment in writing (such consent not to be unreasonably withheld).  Sherwood shall not control nor set the price at which any Product may be offered to customers of Mattress Firm.

5.              Orders and Deliveries.  Mattress Firm shall place written purchase orders for Product.  Sherwood shall fill all Product orders from Mattress Firm within agreed upon lead times.

6.              Payment Terms.  Sherwood shall invoice Mattress Firm no earlier than the date on which the Products related thereto are received by Mattress Firm.  Mattress Firm shall pay the amount set forth on each invoice, unless disputed in good faith, within thirty-one (31) days after receipt thereof; provided that if Mattress Firm remits payment within thirty (30) days after receipt of any such invoice, Mattress Firm shall be entitled to permanently reduce the aggregate gross invoiced amount on such invoice by two percent (2%).  The parties shall attempt to resolve any dispute in good faith.  If the parties are unable to resolve a dispute within ninety (90) days, either party may refer such dispute to a nationally recognized accounting firm not affiliated with either party.  The costs of such accounting firm shall be borne equally by the parties.

7.              Volume Target.

a.              During the term of this Agreement, Mattress Firm shall purchase Products from Sherwood in aggregate annual amounts greater than or equal to the Volume Target.

The use of “[***]” in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

b.              “Volume Target” means a minimum of Net Purchases in each Contract Year of this Agreement as shown below:

Contract	Net Purchase
Year	Minimum
1	$	[***]
2	$	[***]
3	$	[***]

8.              Purchase Rebate.

a.              Sherwood shall issue to Mattress Firm a merchandise credit memo in an amount equal to [***] % of the Rebate Base (the “MFI Purchase Rebate”), payable sixty (60) days after the end of the applicable Contract Year (such date, the “PR Determination Date”).

b.              The “Rebate Base”, determined on an annual basis, consists of the amount by which (x) [***] (y) [***].  The proportionate share of [***] shall be derived by an allocation of such [***] based upon the relationship of the [***] by Mattress Firm to the total [***] generated by Sherwood during each Contract Year.

c.               “Net Purchases” means (a) the sum of (x) the gross amount of the purchase price of the Products manufactured by Sherwood and received by Mattress Firm plus (y) the gross amount of the purchase price of any Products ordered in the ordinary course of business by Mattress Firm during the applicable Contract Year but not timely delivered by Sherwood in the applicable Contract Year (other than due to a Force Majeure Event (hereinafter defined)), less (b) any taxes, service charges, discounts, rebates (other than the MFI Purchase Rebate), credits, returns or other allowances of any kind.

9.              Audit Rights.

a.              At any time and from time to time, Mattress Firm, at Mattress Firm’s expense, shall have the right to request the audit and validation of any amounts calculated hereunder, including pricing, the MFI Purchase Rebate and the Rebate Base amounts.  Such audit and validation work shall be performed by a nationally recognized accounting firm.

b.              At any time and from time to time, Mattress Firm, at Mattress Firm’s expense, shall have the right to request the audit and validation of Product quality and construction, including conformity to Specifications.  Such audit and validation work may be performed by Mattress Firm or, at Mattress Firm’s option, by a third party not affiliated with either party.

c.               In the event of any audit, Sherwood shall provide Mattress Firm and any such third party and their respective representatives and agents reasonable access (during normal business hours and after reasonable advance notice and in a manner that will not unduly disrupt the normal operation of Sherwood’s business) to all documents, work papers, reports and information relating to the amounts or Products that are subject to the audit or validation.

The use of “[***]” in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

10.       Early Termination.

a.              Mattress Firm may terminate this Agreement upon written notice in the event that:

i.                  Sherwood defaults in the performance of any of the material covenants or obligations of performance imposed upon it under this Agreement, and such failure continues for a period of fifteen (15) days after written notice of such default, setting forth in reasonable detail the reason for which the notice is given, is delivered.  The parties agree that, without limitation, the obligations of Sherwood set forth in Section 13 (Warranty), Section 5 (Orders and Delivery) and Section 8 (Purchase Rebate) represent material obligations of Sherwood; or

ii.               Any equity interests in Sherwood are sold, pledged, assigned or otherwise transferred to either (A) a national mattress retail chain that competes with Mattress Firm or (B) a mattress manufacturer, having manufacturing facilities in the United States, from whom Mattress Firm does not purchase any products as of the date of such sale, pledge, assignment or transfer; or

iii.            Sherwood is subject to a Force Majeure Event (1) for a period of six (6) consecutive calendar months or more or (2) for a shorter period of time (not less than three (3) consecutive calendar months) and, in the case of (2) only, Sherwood has failed to take or continue to take reasonable efforts in remediating and terminating the Force Majeure Event after written notice of such failure from Mattress Firm; or

b.              At any time on or after the first anniversary of the Commencement Date, Mattress Firm may terminate this Agreement for any reason upon twelve (12) months prior written notice and, upon the effective date of such termination for convenience, shall pay $2,000,000 to Sherwood as liquidated damages in satisfaction of all claims.

c.               Sherwood may terminate this Agreement upon written notice in the event Mattress Firm:

i.                 fails to pay when due any amount payable by it hereunder and such failure continues for a period of fifteen (15) days after written notice of non-payment is delivered; or

ii.              defaults in the performance of any of the material covenants or obligations of performance imposed upon it under this Agreement, except where such failure is excused pursuant to any provision of this Agreement, and such failure continues for a period of fifteen (15) days after written notice of such default, setting forth in reasonable detail the reason for which the notice is given, is delivered.  The parties agree that, for purposes of this termination right, the obligations of Mattress Firm set forth in Section 7 (Volume Target) does not represent material obligations of Mattress Firm; or

iii.           fails to reach the Volume Target in a Contract Year as set forth in Section 7 herein; provided that Sherwood has communicated the monthly volume of Net Purchases to Mattress Firm in writing on a monthly basis during the Term and such failure continues for a period of thirty (30) days after written notice of such default.

The use of “[***]” in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

11.       Effect of Termination or Expiration.

a.              Sections 12-19, Section 21 and this Section 11 shall survive the expiration or earlier termination of this Agreement.

b.              On the PR Determination Date occurring in the Contract Year immediately following the Termination Date, Sherwood shall pay to Mattress Firm the MFI Purchase Rebate applicable to any Contract Year ending on or prior to the Termination Date.  Such MFI Purchase Rebate shall be determined after given effect to any Product orders pending on the Termination Date that are filled by Sherwood.

c.               Sherwood shall fill any Product orders pending on the Termination Date unless otherwise agreed by the parties in writing.

d.              In the event of early termination of this Agreement, the non-breaching party may pursue any and all remedies available.  All rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies that may be available to the parties, whether provided by law, equity, statute, in any other agreement between the parties or otherwise.

12.       Exclusivity.  The Proprietary Products shall be manufactured exclusively for Mattress Firm and Sherwood shall not sell or manufacture for sale or otherwise provide any Proprietary Product, including any New Intellectual Property (hereinafter defined) contained therein, to a third party.  For clarification, the parties agree and acknowledge that the term “Proprietary Products” excludes products that do not contain any unique components or are not the result of collaboration between the parties, irrespective of whether such products have been specially branded for sale by Mattress Firm.  For further clarification, the parties agree and acknowledge that the term “collaboration between the parties” as it relates to the design of Products shall exclude any product designed by Sherwood or an affiliate of Sherwood in which the parties agree to make minor modifications to the product’s outermost layer or other aspects that the parties mutually agree in writing are non-proprietary.  Sherwood shall, at Mattress Firm’s option, exclusively sell to Mattress Firm during the term of this Agreement any Non-Proprietary Products that contain or reflect such minor modifications.  Any products developed by Mattress Firm internally or in collaboration with parties other than Sherwood shall be considered “Proprietary Products” for purposes of this Section 12.

13.       Warranty. Sherwood hereby warrants to Mattress Firm that all Products purchased by Mattress Firm from Sherwood shall be of good quality and free of defect in workmanship or material and, in respect of all Proprietary Products, shall conform to the Specifications for such Proprietary Product.  This warranty is in addition to any standard product warranty offered by Sherwood to its customers.  Mattress Firm may return any Products with warranty defects to Sherwood and shall receive a merchandise credit for the full purchase price of such Product.

14.       Liability.  Sherwood shall be liable for all product liability claims or causes of action, including all damages, costs and expenses arising therefrom or related thereto, relating to the Products.  Sherwood hereby agrees to INDEMNIFY AND HOLD HARMLESS Mattress Firm and its affiliates and their respective employees, directors, officers and representatives from any and all liabilities and damages arising out of or relating to any such claims, any standard product

The use of “[***]” in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

warranty claims or any liabilities and damages relating to the operation of its manufacturing facilities.

15.       Title; Risk of Loss.  Title to and risk of loss for the Products shall pass to Mattress Firm FBO Mattress Firm’s warehouse.  Mattress Firm has the right to reject defective Products or misdeliveries (including in respect of floor samples) at the point of receipt or within a reasonable time after any defect may be later determined or discovered.

16.       Confidentiality.  Without the express written consent of the other party hereto, each party hereto hereby agrees to maintain in confidence and not disclose to any other person any Confidential Information of the other party, other than (1) disclosures to those professionals, advisors, accountants, agents, suppliers and affiliates who have a need to know (in the reasonable judgment of the receiving party) (collectively, the “representatives” and each a “representative”) in connection with the design, development, manufacture or sale of the Proprietary Products, or (2) any other disclosures required by applicable law.  Notwithstanding the foregoing, Sherwood shall not disclose any Confidential Information to a competitor of Mattress Firm irrespective of whether such competitor otherwise qualifies as a “representative” of Sherwood.  “Confidential Information” shall mean any business, financial, operational or other information or data of whatever kind or nature relating to the disclosing party or its affiliates which may be supplied in writing or orally by, or on behalf of, the disclosing party, including, without limitation, the Proprietary Products, the Specifications, any New Intellectual Property and any other intellectual property relating to or used in the Proprietary Products.  Any products developed by Mattress Firm internally or in collaboration with parties other than Sherwood shall be considered “Proprietary Products” for purposes of this Section 16.  Each party will inform its representatives of the confidential nature of such information and will direct them to treat such information in accordance with this Agreement.  No representative will receive any Confidential Information unless such representative has agreed to be bound by this Section 16.  In the event that a receiving party is at any time requested or required (by oral questions, interrogatories, request for information or documents, subpoena or similar process) to disclose any Confidential Information supplied to it in connection with the transactions contemplated hereunder, the receiving party agrees to provide the disclosing party prompt notice of such request to the extent legally feasible so that an appropriate protective order may be sought or the disclosing party may waive the receiving party’s compliance with the terms of this Section 16; provided, however, that, even if no protective order or any waiver is obtained prior to making any such disclosure, the receiving party may make such disclosure to the extent required by applicable law, by order of any court, arbitral body or governmental agency having competent jurisdiction or by similar compulsion by a court, arbitral body or governmental authority or securities exchange regulation; provided, further, however that receiving party shall use all commercially reasonable efforts to limit or prevent such disclosure, and, if disclosure is ultimately required, use all commercially reasonable efforts to provide the disclosing party a reasonable opportunity to review the proposed disclosure and comment thereon, and use all commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment shall be accorded to such disclosed information.  Notwithstanding the foregoing, the confidentiality provisions set forth in this Agreement shall not apply to information that (i) is or becomes part of the public domain or is available to the public by publication or otherwise without breach of this Agreement; or (ii) is acquired by the receiving party from any third party having a right to disclose such information.  A breach by either party of any of the promises or agreements contained in this Section 16 may result in irreparable and continuing damage to the other party for which there will be no adequate remedy at law, and such

The use of “[***]” in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

other party shall be entitled to seek injunctive relief or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

17.       Intellectual Property.  The parties agree and acknowledge that Mattress Firm shall own and have all intellectual property rights in and to the Proprietary Products, the Specifications and any other ideas, concepts, drawings, designs or other intellectual property, whether or not patentable, arising out of or developed or created as a result of the discussions or collaboration between the parties (collectively, the “New Intellectual Property”) irrespective of whether the New Intellectual Property includes any confidential or proprietary information of Sherwood.  SHERWOOD HEREBY WAIVES ALL RIGHT, TITLE AND INTEREST IN AND TO THE NEW INTELLECTUAL PROPERTY AND GRANTS TO MATTRESS FIRM A ROYALTY-FREE, NON-EXCLUSIVE, PERPETUAL, WORLDWIDE LICENSE TO USE ANY CONFIDENTIAL OR PROPRIETARY INFORMATION OF SHERWOOD INCLUDED IN THE NEW INTELLECTUAL PROPERTY; PROVIDED THAT SUCH CONFIDENTIAL OR PROPRIETARY INFORMATION SHALL CONTINUE TO OTHERWISE BE TREATED AS CONFIDENTIAL INFORMATION IN ACCORDANCE WITH THIS AGREEMENT.  Sherwood agrees to provide any consents, waivers or other documents reasonably requested by Mattress Firm in connection with the registration or filing of any patent or copyright application for the New Intellectual Property or as may be otherwise necessary or advisable establish and protect Mattress Firm’s rights in and to the New Intellectual Property.  For clarification, the parties agree and acknowledge that the term “Proprietary Products” excludes products that do not contain any unique components or are not the result of collaboration between the parties, irrespective of whether such products have been specially branded for sale by Mattress Firm.  For further clarification, the parties agree and acknowledge that the term “collaboration between the parties” as it relates to the design of Products shall exclude any product designed by Sherwood or an affiliate of Sherwood in which the parties agree to make minor modifications to the product’s outermost layer or other aspects that the parties mutually agree in writing are non-proprietary.  Any products developed by Mattress Firm internally or in collaboration with parties other than Sherwood shall be considered “Proprietary Products” for purposes of this Section 17.

18.       Expenses.  Except as otherwise expressly agreed herein, each party will each bear their own costs and expenses (including legal fees and expenses and federal, state and local income taxes) incurred in connection with this Agreement and the transactions contemplated hereby.

19.       Prevailing Party.  In the event of any litigation arising out of, in connection with, or related to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party all reasonable costs, fees (including reasonable attorneys’ fees) and expenses of the prevailing party.

20.       Notices.  All notices and other communications under this Agreement must be delivered in writing and shall be deemed to have been given when (i) delivered by hand or (ii) one (1) day after deposit thereof for overnight delivery with a nationally recognized overnight delivery service (receipt requested) to the appropriate address as set forth below (or to such other address as a party may designate by notice to the other parties):

Mattress Firm:	Mattress Firm, Inc.
5815 Gulf Freeway
Houston, Texas 77023
713-923-1090
Attention: Legal Department

The use of “[***]” in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Sherwood:	Sherwood Bedding Holding Company, LLC
2830 NE 29th Street
Ft. Lauderdale, Florida 33306
954-566-9115
Attention: Legal Department

21.       Governing Law; Dispute Resolution.  This Agreement shall be governed by the laws of the State of Texas without giving effect to the conflicts of laws principles thereof.  Except as set forth in Section 6 and Section 16, in the event of any dispute between the parties relating to this Agreement, the parties agree to have a meeting between representatives of each party to the dispute with authority to settle the dispute and make a good faith effort to resolve their differences prior to instituting any proceeding for the resolution of the dispute. In the event that the parties are unable to reach an agreement to resolve the dispute, the parties agree to submit the issue to arbitration in Dallas, Texas under the Commercial Arbitration rules of the American Arbitration Association.

22.       Force Majeure.  If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of a cause beyond reasonable control of the party liable to perform (such event, a “Force Majeure Event”), unless conclusive evidence to the contrary is provided, the party so effected shall, on giving written notice to the other party of the Force Majeure Event, be excused from such performance to the extent of and for the period of such prevention, restriction, interference or delay, provided that the effected party shall use commercially reasonable efforts to avoid or remove such causes of nonperformance and shall continue to perform with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall cooperate in good faith in order to determine any modification to the terms of this Agreement that may be required in order to arrive at an equitable solution.  Notwithstanding the foregoing, if Sherwood is subject to a Force Majeure Event for a period of fifteen (15) consecutive days or longer, Mattress Firm shall be entitled to order products from a third-party supplier during the period of the Force Majeure event and Mattress Firm’s obligations set forth in Section 7 shall be immediately reduced on a pro rata basis for the period of delay or non-performance caused by the Force Majeure Event.

23.       Parties in Interest; Assignment.  This Agreement and every covenant, term, provision and agreement contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign this Agreement without the other party’s prior written consent.

24.       Counterparts.  This Agreement may be in executed in counterparts, each of which is deemed an original, but all of which together shall constitute one and the same agreement. This Agreement may be executed or delivered by electronic or facsimile means, and electronic or facsimile copies of executed signature pages shall be binding as originals.

25.       Waiver.  No waiver of any term or condition of this Agreement shall be effective or binding unless such waiver is in writing and is signed by the waiving party, nor shall this Agreement be changed, modified, discharged or terminated other than in accordance with its terms, in whole or in part, except by a writing signed by both parties. Waiver by any party of any term, provision or

The use of “[***]” in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

condition of this Agreement shall not be construed to be a waiver of any other term, provision or condition nor shall such waiver be deemed a subsequent waiver of the same term, provision or condition.

26.       Severability.  The provisions of this Agreement are fully severable and the invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision hereof.

27.       Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties and sets forth all of the representations, warranties, promises, covenants, agreements, conditions, and undertakings between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, including, without limitation, the Existing Supply Agreements, which shall effectively terminate on the Commencement Date of this Agreement without any further obligation among the parties thereunder except for those surviving provisions set forth therein.  No amendment or modification of this Agreement shall be effected unless made in writing and signed by each of the parties hereto.  This Agreement amends, restates, supersedes and replaces each of the Existing Vendor Supply Agreements in their entirety, effective as of the Commencement Date.

28.       No Agency or Partnership.  The parties hereto are independent contractors.  Nothing herein shall be deemed to establish a partnership (general partnership or otherwise), joint venture, association or employment relationship between the parties.  No party is granted any right or authority to assume or create any obligation or responsibility on behalf of the other party, or in the name of such other party, or to bind such other party in any manner whatsoever.  Mattress Firm has no obligation or right to share any in losses of Sherwood as a partner.  Each party shall remain responsible for and shall indemnify and hold harmless the other party for the withholding and payment of all federal, state and local personal income, wage, earnings, occupation, social security, unemployment, sickness, workmens’ compensation and disability insurance taxes, payroll levies, employee benefit requirements or obligations (under ERISA, state law or otherwise) now existing or hereafter enacted and attributable to themselves and their respective employees.

29.       Joinder.  Each future bedding manufacturing company affiliated with Sherwood and purporting to have rights under this Agreement shall execute a written joinder to this Agreement in form reasonably satisfactory to Mattress Firm, which joinder shall specifically provide that such new bedding manufacturing company assumes and accepts its respective obligations hereunder.

(Signatures appear on following page)

The use of “[***]” in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

Sherwood Bedding Holding Company, LLC	Mattress Firm, Inc.

/s/ Jacob Ellman	/s/ Craig McAndrews
Jacob Ellman, Manager	Name/Title: Craig McAndrews Chief Merchandising Officer

Date: June 9, 2016	Date: June 9, 2016

Sherwood West, LLC

/s/ Jacob Ellman
Jacob Ellman, Manager

Date: June 9, 2016

Sherwood Southeast, LLC

/s/ Jacob Ellman
Jacob Ellman, Manager

Date: June 9, 2016

Sherwood Southwest, LLC

/s/ Jacob Ellman
Jacob Ellman, Manager

Date: June 9, 2016

Sherwood Midwest, LLC

/s/ Jacob Ellman
Jacob Ellman, Manager

Date: June 9, 2016